UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 20, 2016 (December 19, 2016)
HARRIS & HARRIS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	0-11576	13-3119827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1450 Broadway New York, New York 10018
(Address, including zip code, of Principal Executive Offices)
(212) 582-0900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Harris & Harris Group, Inc. (the “Company”) met to review industry compensation data provided by Johnson Associates, the Committee’s independent compensation consultant, and performance against goals in 2016. According to the Committee’s independent compensation consultant, total compensation for the named executive officers was relatively low as compared to the executive compensation at similar peer group companies and investment firms.

According to the Company's executive compensation program, the Committee uses a combination of base salary and bonus to arrive at an appropriate level of total compensation, considering performance and market-competitive total compensation, as determined by the Committee and based on advice from its independent compensation consultant. Based on an assessment of performance that occurred in 2016, along with market considerations and competition for talent, the Committee awarded bonuses in the amount of $75,000 and $75,000 to each of Douglas W. Jamison, Chairman, Chief Executive Officer and Daniel B. Wolfe, President, Chief Financial Officer, and Chief Compliance Officer, respectively. The Committee noted that this level of total compensation was lower than the total compensation paid to these executives in 2015. The Committee noted further that the total compensation paid to all named executive officers employed by the Company at the end of 2016 was less than the total compensation paid to all named executive officers employed by the Company at the end of 2015 by approximately $1.6 million, owing primarily to the company employing fewer executive officers and lower bonuses.

The Committee also discussed compensation for 2017. Historically, the Committee used a combination of base salary and bonus to arrive at an appropriate level of total compensation, considering performance and market-competitive total compensation, as determined by the Committee and based on advice from its independent compensation consultant. The Committee desires to simplify the Company's executive compensation program. In conjunction with input from the independent compensation consultant, the Committee decided to set base salaries at an appropriate level of market-competitive total compensation without the need to issue a bonus to reach such level of compensation. The Committee will evaluate the need and metrics for any potential bonus in 2017 at a future date. Based on this methodology, on December 19, 2016, the Committee increased the base salaries of the named executive officers from $350,000 in 2016 to $415,000 in 2017 for Mr. Jamison and from $335,000 in 2016 to $415,000 in 2017 for Mr. Wolfe. These named executive officers did not receive an increase in base salary in 2016 from those base salaries in 2015. The Committee may also adjust compensation, if necessary and at its discretion, such that total compensation would be appropriate after considering performance against goals and the compensation at peer group companies and investment firms.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The By-laws, as amended, are filed as Exhibit 3.1 to this report and are incorporated by reference herein. The foregoing summary of the amendments to the By-laws is qualified in its entirety by reference to the copy of the By-laws, as amended, attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 8.01.    Other Events.

On December 20, 2016, Harris & Harris Group, Inc. (the “Company”) issued a press release that included a Letter to Shareholders. A copy of this press release issued on December 20, 2016, including the Letter to Shareholders included therein, is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.    Description
3.1    Amended and Restated By-laws of the Company, as amended on December 20, 2016
99.1    Press Release, dated December 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS & HARRIS GROUP, INC.

Date:	December 20, 2016	By:	/s/ Daniel B. Wolfe
Daniel B. Wolfe
President